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                                                        Exhibit 9

[LETTERHEAD OF DECHERT]


April 16, 2002


UBS Series Trust
51 West 52nd Street
New York, NY 10019-6114

Re:   UBS Series Trust
      Post Effective Amendment No. 33 to the
      Registration Statement on Form N-1A ("Registration Statement")

Dear Ladies and Gentlemen:

We have acted as counsel for UBS Series Trust (formerly known as Brinson Series Trust) (the "Fund"), a business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts, in connection with the Registration Statement relating to the issuance and sale by the Fund of an indefinite number of authorized shares of its beneficial interest under the Securities Act of 1933, as amended and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Fund's Amended and Restated Declaration of Trust and its Restated By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Fund's Statement of Additional Information of the Registration Statement to be dated on or about May 1, 2002 and in any revised or amended versions thereof under the caption "Legal Counsel." In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,


/s/ Dechert